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                                                                   EXHIBIT 10.46



                                                                   June 26, 1996


Mr. James Proft
17550 SW 10th Avenue
Tualatin, Oregon 97062

Dear Jim:

          This letter supersedes my letter to you of June 17, 1996 and is inclusive of the comments expressed in your letter to me of today's date.

          We hereby confirm our offer to you to join Memry Corporation as Vice President & General Manager-Western Operations reporting to Bill Morton, Memory's Senior Vice President & Chief Operating Officer. You will have profit and loss responsibility for Western Operations, and both Eastern and Western Operations will receive agreed upon credit for internal transfers of materials, components or assemblies in their respective P&L budgets and results. As previously stated, you will not have P&L responsibility for final medical assemblies shipped to USSC.

          You will also be a member of the Corporation's executive staff and a standing member of the strategy group, the latter including Ming Wu, Rich Gordon, Philippe Poncet, Bill Morton, Wendy Gavaghan and myself. Among the tasks this team will deal with are the delineation of the merged entity's overall business strategy and a very focused medical strategy. The same team will also be responsible for the development of recommendations to the corporation's Board of Directors regarding the design and implementation of performance-based bonus compensation programs incorporating both divisional and corporate personnel.

          In respect of staff, it is understood that Messrs. Poncet, Serna, Vanderpan and Ferris comprise your initial team, plus a budgeted but unfilled marketing/sales position. The role of logistics needs further refinement before being acted upon as we discussed earlier today. All are direct reports to the General Manager except John Ferris, who has of necessity a dual reporting relationship to both the General Manager and the Corporate Controller Wendy Gavaghan.

          Turning now to the compensation aspects of our offer, we are prepared to offer a base salary of $14O,OOO, to be reviewed annually by both Bill Morton and myself. In addition, you will receive 40,000 Warrant Shares exercisable at $0.01 per share, of which 20,000 will be vested immediately upon your first day of
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employment with Memry Corporation, with the remaining 20,000 Warrant
Shares vesting equally in twelve (12) and twenty four (24) months from your date of hire. Should you remain in the employ of Memry as of March 1, 1997, you will receive a twenty five thousand dollar ($25,000) cash bonus on that date to be applied to any tax liability arising from the Warrant Share grant.

          As a senior officer of the Corporation, you will also receive 20,000 Non Qualified Incentive Stock Options priced twenty five (25) per cent below the closing market price of the Corporation's Common Stock on the Date of Closing (the date on which Memry Corporation completes the acquisition of the assets being sold by Raychem Corporation). These shall vest equally in three installments on the first, second and third anniversary of the date of grant, and are exercisable for ten (10) years. Memry will provide cash compensation between February 1, 1997 and March 31, 1997 equal to thirty five (35) per cent of the difference between the actual closing price of the Common Stock on the Date of Closing and the discounted price, times the number of Options granted, to cover the tax effect of this below market grant. In addition, upon shareholder approval of an increase in the number of Incentive Stock Options in the Corporation's Incentive Stock Option Plan at the November, 1996 Annual Stockholders Meeting, you will be granted a further 25,000 Incentive Stock Options.

          With respect to vacation and severance, you will be entitled to four
(4) weeks of paid vacation annually, plus up to eight (8) sick days per year. Memry Corporation will credit you with your twelve years of service with Raychem upon your employment with us for purposes of determining severance, which allowance would entitle you to twenty four (24) weeks of severance within the first year of your employment and subsequently be capped at twenty, six week's
(26) under Memry's corporate policy. In recognition of the move you would be making, we are prepared to guarantee your employment for the first twelve months, allowing the policy to take effect thereafter.

          Memry will reimburse you and your family for all reasonable costs incurred in the relocation from the Portland area to the San Francisco area, including the moving of household effects, brokerage fees, any set-off from your present employer, and closing costs in San Francisco (points, legal fees, and title fees). As further stipulated, Memry will reimburse you for any IRS-disqualified relocation expenses with a tax adder equal to thirty (30) per cent of the disqualified amount. The latter will be inclusive of the move to Portland with a $ 5,000 tax adder cap applicable thereto.

          You will be provided with a mortgage assistance loan of $25,000 on the following terms: (i) interest set at 6.75 per cent APR, (ii) interest only payable for the first two years, (iii) five equal annual installments thereafter inclusive of interest, (iv) secured by a second mortgage lien on your primary San Francisco-area residence, and (v) should you leave the employ of Memry, the remaining balance would

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become due and payable within thirty (30) days of your last day of employment with Memry.

          Finally you will be entitled to a $300.00 per month car allowance and full participation in Memry's various benefit programs, including the 401 K Plan, the medical/dental plans, and any others the Corporation undertakes in future years. As a final incentive, Memry will pay to you a signing bonus of $10,000, payable as to $ 5,000 on July 31st and $ 5,000 on August 31st of 1996.

          James, I reiterate - this is a wonderful opportunity for you to begin to spread your managerial wings. Both Bill and I are fully committed to seeing that you succeed, along with the entire Menlo Park team.

          This letter, in its entirety, supercedes all previous correspondence and represents Memry Corporation's offer of employment to you. Upon your acceptance hereof in the signature blank below, Memry attorneys will begin to immediately draft an Employment Agreement between the Company and yourself, to be executed by both parties on or prior to your desired starting date of July 22, 1996.


                                               On behalf of Memry Corporations



                                               /s/ James G. Binch
                                               --------------------------------
                                               James G. Binch
                                               Chairman, President & CEO

Accepted by:




/s/ James Proft
---------------------
Mr. James Proft


Date: June 26, 1996


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